EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
HPS Corporate Lending Fund
(Name of Issuer)
HPS Corporate Lending Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$621,656,525(1)	0.0001381	$85,850.77(2)
Fees Previously Paid
Total Transaction Valuation	$621,656,525(1)
Total Fees Due for Filing			$85,850.77(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$85,850.77(2)

(1)
Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per Share as of March 31, 2026, of $24.79. This amount is based upon the offer to purchase up to 25,076,907 common shares of beneficial interest, par value $0.01 per share, of HPS Corporate Lending Fund.

(2)
Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.